Exhibit 99.1
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The financial and business analysis below provides information which the Company believes is relevant to an assessment and understanding of its consolidated financial position, results of operations and cash flows. This financial and business analysis should be read in conjunction with the consolidated financial statements and related notes. All references to “Notes” in this Item 7 refer to the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report.
The following discussion and certain other sections of this Annual Report on Form 10-K contain statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. Any statements contained herein (including without limitation statements to the effect that Stanley Black & Decker, Inc. or its management “believes”, “expects”, “anticipates”, “plans” and similar expressions) that are not statements of historical fact should be considered forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward- looking statements. These factors include, without limitation, those set forth, or incorporated by reference, below under the heading “Cautionary Statements”. The Company does not intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.
BUSINESS OVERVIEW
Strategic Objectives
The Company has maintained a consistent strategic framework since 2004:
•	Maintaining portfolio transition momentum by continuing diversification toward higher growth businesses, increasing relative weighting of emerging markets and opportunistically consolidating the tool industry;

•	Being selective and operating in markets where brand is meaningful, value proposition is definable and sustainable through innovation and global cost leadership is achievable;

•	Pursuing growth on multiple fronts through building existing growth platforms such as convergent security, mechanical security and engineered fastening and developing new growth platforms over time such as infrastructure and healthcare;

•	Accelerating progress via Stanley Fulfillment System (“SFS”).
Stanley has pursued this strategy which involves industry, geographic and customer diversification in order to pursue sustainable revenue, earnings and cash flow growth. In addition, the Company’s desire to be a consolidator of the tool industry and to increase its relative weighting in emerging markets has been significantly enhanced by the Merger. The impact of this diversification strategy is evident in the performance of the Company. Sales outside the U.S. represented 45% of the total in 2010, up from 29% in 2002. When we embarked on the diversification strategy, legacy Stanley sales to U.S. home centers and mass merchants declined from a high of approximately 40% in 2002 to 14% in 2010. On a pro-forma combined basis (as if combined the entire year), Stanley and Black & Decker 2010 sales to U.S. home centers and mass merchants were approximately 31%, including nearly 21% in sales to the combined Company’s two largest customers. As acquisitions in the various growth platforms (electronic/convergent Security, mechanical security, engineered fastening, infrastructure solutions and healthcare solutions) are made in future years, the proportion of sales to these valued U.S. home center and mass merchant customers is expected to decrease. Execution of this strategy has entailed approximately $3.4 billion of acquisitions since 2002 (aside from the Merger), several divestitures and increased brand investment, enabled by strong cash flow generation and proceeds from divestitures.
The Company’s long-term financial objectives are:
•	4-6% organic revenue growth; 10-12% total revenue growth;

•	Mid-teens EPS growth;

•	Free cash flow greater than equal to net income;

•	Return on capital employed (ROCE) between 12-15%;

•	Continued dividend growth;

•	Strong investment grade credit rating.
The Company’s long-term capital allocation objectives pertaining to the deployment of free cash flow are:
•	Invest approximately 2/3 in acquisitions and growth;

•	Return approximately 1/3 to shareowners as the Company remains committed to continued dividend growth and opportunistic share buy backs.
The long-term capital allocation strategy with respect to growth is focused on its growing existing platforms: electronic / convergent security, mechanical security, engineered fastening, infrastructure solutions, and healthcare solutions as well as further consolidating the tool industry. The Company plans to expand these existing platforms through both organic growth and primarily international acquisitions. The Merger rounded out the mechanical security product offerings, and brought with it another strong growth platform in engineered fastening.
Business Segments
The Company classifies its business into three reportable segments: Construction & Do It Yourself (“CDIY”), Security, and Industrial.
The CDIY segment manufactures and markets hand tools, corded and cordless electric power tools and equipment, lawn and garden products, consumer portable power products, home products, accessories and attachments for power tools, plumbing products, consumer mechanics tools, storage systems, and pneumatic tools and fasteners. These products are sold to professional end users, distributors, and consumers, and are distributed through retailers (including home centers, mass merchants, hardware stores, and retail lumber yards).
The Security segment provides access and security solutions primarily for consumers, retailers, educational, financial and healthcare institutions, as well as commercial, governmental and industrial customers. The Company provides an extensive suite of mechanical and electronic security products and systems, and a variety of security services. These include security integration systems, software, related installation, maintenance, monitoring services, automatic doors, door closers, electronic keyless entry systems, exit devices, healthcare storage and supply chain solutions, patient protection products, hardware (including door and cabinet knobs and hinges, door stops, kick plates, house numbers, gate hardware, cabinet pulls, hooks, braces and shelf brackets), locking mechanisms, electronic keyless entry systems, keying systems, tubular and mortise door locksets. Hardware and locking mechanisms are manufactured whereas certain other product offerings are sourced. Security products are sold primarily on a direct sales basis, and in certain instances, through third party distributors.
The Industrial segment manufactures and markets professional industrial and automotive mechanics tools and storage systems, metal and plastic fasteners and engineered fastening systems, hydraulic tools and accessories, and specialty tools. These products are sold to industrial customers including automotive, transportation, electronics, aerospace, machine tool, and appliance industries and are distributed through third party distributors as well as direct sales forces. The industrial segment also provides services and specialized tools and equipment such as custom pipe handling, joint welding and coating equipment used in the construction of large and small diameter pipelines.
After consummation of the Merger, the Black & Decker businesses were assessed and integrated into the Company’s existing reportable segments. The legacy Black & Decker segments: Power Tools and Accessories, Hardware & Home Improvement (“HHI”) and Fastening and Assembly Systems, were integrated into the Company’s CDIY, Security and Industrial segments, respectively, with the exception of the Pfister plumbing products business which was formerly part of HHI but is now included in the CDIY segment. The results of Black & Decker’s operations are presented within each of these segments and reflect activity since the merger date.

Significant areas of tactical emphasis related to execution of the Company’s strategic objectives, as well as events impacting the Company’s financial performance in 2010 and 2009, are discussed below.
Merger
As discussed in Item 1 above, on March 12, 2010, Stanley completed the Merger. In connection with the Merger, Stanley changed its name to Stanley Black & Decker, Inc. Throughout this MD&A, references to the “Company” refer to Stanley Black & Decker, Inc. The Company’s consolidated financial statements include Black & Decker’s results of operations and cash flows from March 13, 2010.
As detailed in Note E, Merger and Acquisitions, Black & Decker stockholders received 1.275 shares of Stanley common stock for each share of Black & Decker common stock outstanding as of the merger date. Outstanding Black & Decker equity awards (primarily stock options) were similarly exchanged for Stanley equity awards. After the exchange was completed, pre-merger Stanley shareowners retained ownership of 50.5% of the newly combined company. Based on the $57.86 closing price of Stanley common stock on March 12, 2010, the aggregate fair value of the consideration transferred to consummate the Merger was $4.657 billion.
Management believes the Merger is a transformative event bringing together two highly complementary companies, with iconic brands, rich histories and common distribution channels, yet with minimal product overlap. The Merger also enables a global offering in hand and power tools, as well as hardware, thus enhancing the Company’s value proposition to customers. Management believes the value unlocked by the anticipated $425 million in cost synergies, expected to be achieved by the end of 2012, will help fuel future growth and facilitate global cost leadership. This updated cost synergy estimate represents a $75 million increase from the original $350 million by March, 2013 at the time of the Merger. The cost synergy drivers are: business unit and regional consolidation (management, sales force and shared services integration), $145 million; purchasing (materials, freight etc.) $100 million; corporate overhead $95 million; and manufacturing and distribution facility consolidation, $85 million. The Company is ahead of plan on the integration of the two companies and realized $135 million of the cost synergies in 2010, which is $45 million more than originally forecasted for the nine month period that followed the merger. An additional $165 million of cost synergies are anticipated in 2011, and an incremental $125 million in 2012 to achieve the total cumulative $425 million in cost synergies in 2012. Of the $330 million in cost synergies pertaining to operations (all but the $95 million of corporate overhead), the benefit by segment is estimated to be 70% in CDIY, 20% in Security (mechanical access solutions), and 10% in Industrial. Management estimates there will be an additional $200 million in total costs, incurred over the next two years, to achieve these synergies from the Merger.
Additionally, it is projected that revenue synergies from the Merger will be in the range of $300 million to $400 million by 2013, which implies a benefit of $0.35 — $0.50 of earnings per diluted share. Revenue synergies are expected to add an incremental 50 basis points (approximately $50 million) to 2011 revenue growth and have a modest earnings impact, with remaining revenue synergies to be achieved in 2012 and 2013. The anticipated revenue synergies will come from: geographic expansion into Latin America and other emerging markets, leveraging pre-existing infrastructure (30%); channel and cross-selling of existing products, such as the sale of power tools through the Company’s industrial and automotive repair distributors (30%); brand expansion, i.e. utilizing the array of powerful brands in different product categories and channels and expanding across the globe, as exemplified by the recent introduction of DeWalt hand tools in certain channels, (30%); and joint new product development, which entails leveraging development expertise from both legacy companies to pursue new product opportunities (10%). The CDIY segment is expected to realize approximately two-thirds of the revenue synergies, and the remainder will be split evenly in the Industrial and Security segments. In 2011, the Company intends to increase capital expenditures to 2.5% — 2.8% of revenues partially as a result of infrastructure improvements to foster attainment of the revenue synergies. In 2012 and beyond, the capital expenditure ratio is expected to return to more historical levels (2.0% — 2.5% of revenues) in 2012.
Industrial Segment — Acquisition of CRC-Evans Pipeline International
On July 29, 2010, the Company acquired CRC-Evans Pipeline International (“CRC-Evans”) for a purchase price of $451.6 million, net of cash acquired. With fiscal 2010 revenues of approximately $250 million, CRC-Evans immediately established a scalable, global growth business platform for the Company to capitalize on favorable end-market trends in the oil and gas infrastructure area. CRC-Evans is a supplier of specialized tools, equipment and services used in the construction of large diameter oil and natural gas transmission pipelines. CRC- Evans also sells and rents custom pipe handling and joint welding and coating equipment used in the construction of large and small diameter pipelines. The acquisition of CRC-Evans diversifies the Company’s revenue base and provides the Company with a strategic and profitable growth platform. CRC-Evans has been consolidated into the Company’s Industrial segment. The Company funded the acquisition with its existing sources of liquidity. This acquisition was slightly accretive to earnings in 2010 and the Company expects that it will be over $0.10 accretive to diluted earnings per share by 2013.

Continued Growth in the Security Segment
During 2010, the Company further advanced its strategy of becoming a global market leader in the commercial security industry. Annual revenues of the Security segment have grown to $2.113 billion, or 25% of 2010 sales, up from $216 million, or 10% of 2001 sales (the year the security expansion strategy was launched). Key recent events pertaining to the growth of this segment include the following:
•	As a result of the Merger, legacy Black & Decker’s hardware and home improvement (“HHI”) business contributed an additional 29% in sales in 2010, and on a pro-forma basis HHI sales grew 7% over 2009. The HHI Kwikset® and Baldwin® new product introductions fueled the higher sales.

•	The Company acquired Stanley Solutions de Sécurité (“SSDS”), formerly known as ADT France, on March 9, 2010 for $8 million, net of cash acquired. SSDS had approximately $175 million in 2009 sales. The acquisition is an indication of the Company’s continuing strategic intent to expand the security segment internationally and is highly complementary to the Company’s existing French security platform, Générale de Protection, acquired in 2008. Aside from restructuring charges, SSDS was neutral to earnings in 2010 as the majority of the integration benefits will begin to occur in early 2011.

•	In November 2010 the Company purchased 70% of the outstanding shares of GMT for $44 million, net of cash acquired. GMT is a leading commercial hardware manufacturer and distributor in China. The acquisition of GMT provides the Company with a low cost manufacturing source and also serves as a platform for international commercial hardware expansion. GMT had approximately $40 million in 2009 sales.

•	The Company acquired InfoLogix, Inc. in January 2011 for $61 million, net of cash acquired. Infologix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries and will add an established provider of mobile workstations and asset tracking solutions to Stanley’s existing Healthcare Solutions growth platform. Infologix had $87 million sales in 2009.
The additions of the HHI business and the acquisitions discussed above complement the existing Security segment product offerings, increase its scale and strengthen the value proposition offered to customers as industry dynamics favor multi-solution providers that offer “one-stop shopping”.

Drive Further Profitable Growth in Branded Tools and Storage
While diversifying the business portfolio through expansion in the Company’s specified growth platforms is important, management recognizes that the branded tool and storage product offerings in the CDIY and Industrial segment businesses are important foundations of the Company that provide strong cash flow generation and growth prospects. Management is committed to growing these businesses through innovative product development, as evidenced by the success of the 12-volt max subcompact lithium ion cordless power tool products in the CDIY segment and the EXPERT tool product launch in the Industrial segment, brand support, an increased weighting in emerging markets, and relentless focus on global cost competitiveness to foster vitality over the long term. Acquisition-related growth will also be pursued where appropriate. The Merger is clearly an indicator of the Company’s commitment to this strategic objective.
Continue to Invest in the Stanley Black & Decker Brands
The Company has a strong portfolio of brands associated with high-quality products including Stanley®, Black & Decker®, DeWalt®, Facom®, Mac®, Proto®, Vidmar®, Bostitch® and FatMax®. The Stanley® and Black & Decker®, brands are recognized as two of the world’s great brands and are one of the Company’s most valuable assets. Brand support spending has averaged approximately $21 million annually since 2007, up from the preceding years. This sustained brand support has yielded a steady improvement across the spectrum of legacy Stanley brand awareness measures, notably a climb in unaided Stanley hand tool brand awareness from 27% in 2005 to 48% in 2010. Stanley and DeWalt had prominent signage at 12 major league baseball stadiums throughout 2010 and is continuing its program in the coming season. The Company is also maintaining long-standing NASCAR racing sponsorships which will entail brand exposure over 36 race weekends in 2011. The Company is in year 3 of a ten year alliance agreement with the Walt Disney World Resort® whereby Stanley® logos are displayed on construction walls throughout the theme parks and Stanley®, Mac®, Proto®, and Vidmar® brand logos and/or products are featured in various attractions where they will be seen by millions of visitors each year. Additionally, Stanley is “The Official Tool Provider of the Walt Disney World Resort®.” In 2009 the Company also began advertising in the English Premier League which is the number one soccer league in the world, watched weekly by 650 million people around the world. From 2011-2012, the Company will increase its advertising to approximately 195 televised matches. The company has added brand development programs in Moto GP, the world’s premiere motorcycle racing series and 60 televised Professional Bull Riders events in the US and Brazil. The Company will continue to allocate its brand and advertising spend wisely generating more than 25 billion brand impressions annually.
Continuous Improvement from the Stanley Fulfillment System
The Company continues to practice the operating disciplines encompassed by the Stanley Fulfillment System (“SFS”) and has made further enhancements to it. As the SFS disciplines take hold, they will improve working capital turns / cash flow, and other efficiencies that will foster improved profitability. SFS employs continuous improvement techniques to streamline operations and drive efficiency throughout the supply chain. The newly enhanced SFS has six primary elements that work in concert: sales and operations planning (“S&OP”), operational lean, complexity reduction, global supply management, order-to-cash excellence and common platforms. S&OP is a dynamic and continuous unified process that links and balances supply and demand in a manner that produces world-class fill rates while minimizing DSI (Days Sales of Inventory). Operational lean is the systemic application of lean principles in progressive steps throughout the enterprise to optimize flow toward a pre-defined end state by eliminating waste, increasing efficiency and driving value. Complexity reduction is a focused and overt effort to eradicate costly and unnecessary complexity from our products, supply chain and back room process and organizations. Complexity reduction enables all other SFS elements and, when successfully deployed, results in world-class cost, speed of execution and customer satisfaction. Global supply management focuses on strategically leveraging the company’s scale to achieve the best possible price and payment terms with the best possible quality, service and delivery among all categories of spend. Order-to-cash excellence is a methodical, process-based approach that provides a user-friendly, automated and error-proof customer experience from intent-to-purchase to shipping and billing to payment, while minimizing cash collection cycle time and DSO (Days Sales Outstanding). Common platforms are an essential component of leveraging technology to facilitate organic growth and integration of acquired companies. The Company develops standardized business processes and system platforms to reduce costs and provide scalability. Other benefits of SFS include reductions in lead times, rapid realization of synergies during acquisition integrations, and focus on employee safety. SFS disciplines helped to mitigate the substantial impact of material and energy price inflation that was experienced in recent years. It was instrumental in the reduction of working capital during 2010 as evidenced by the improvement in working capital turns for legacy Stanley from 4.6 in 2003 to 8.6 in 2010. Furthermore, working capital turns experienced a 10% improvement from 5.2 (including Black and Decker for the full year of 2009) at the end of 2009 to 5.7 at the end of 2010. In 2011 and beyond, the Company plans to further leverage SFS to generate ongoing improvements in working capital turns, cycle times, complexity reduction and customer service levels.

Certain Items Impacting Earnings
Merger and Acquisition-Related Charges Impacting 2010 and 2009 Earnings
The Company reported $538 million in pre-tax charges in 2010, pertaining to the Merger and acquisitions which were comprised of the following:
•	$195 million in Cost of sales. Inventory step-up amortization stemming from the initial turn of the Black & Decker and CRC-Evans acquired inventories, which were written-up in purchase accounting to fair value, amounted to $174 million. Additionally, Cost of sales includes $21 million of facility closure-related charges;

•	$82 million in Selling, general & administrative (“SG&A”) for certain executive and merger-related compensation costs and integration-related consulting fees;

•	$37 million in Other, net for transaction costs inclusive of $20 million of pension curtailment gains.

•	$224 million in Restructuring and asset impairment charges primarily for severance (including costs for certain Black & Decker executives triggered by the change in control), as well as charges associated with the closure of facilities.
The tax effect on the above charges during 2010, some of which were not tax deductible, was $117 million, resulting in after-tax merger and acquisition-related charges of $421 million, or $2.80 per diluted share
In the fourth quarter of 2009, the Company incurred $18 million in after-tax charges, or $0.22 per diluted share, primarily related to the transaction and integration planning costs associated with the Merger.
Throughout this MD&A, the Company has provided a discussion of the outlook and results both inclusive and exclusive of the merger and acquisition-related charges. The amounts and measures, including gross profit and segment profit, on a basis excluding such charges are considered relevant to aid analysis and understanding of the Company’s results aside from the material impact of the merger and acquisition-related charges; the measures are utilized internally by management to understand business trends, as once the aforementioned anticipated cost synergies from the Black & Decker integration are realized such charges are expected to subside.
Other Items
Aside from the costs associated with the Merger and acquisitions discussed above, other matters having a significant impact on the Company’s results in the 2008 — 2010 period were inflation, currency exchange rate fluctuations, debt extinguishment gains, and other restructuring actions.
•	The Company experienced inflation (primarily commodity and freight) of approximately $70 million and $140 million in 2010 and 2008, respectively, while it experienced mild deflation in 2009. Cumulatively, during 2008 — 2010 the Company recovered more than two thirds of inflation through customer pricing. However, price erosion occurred in 2010 and the net unfavorable price / inflation impact for 2010 was over $120 million. There is typically a several month lag between when inflation impacts costs and subsequent recovery through pricing actions. Management anticipates approximately one-third to one-half of inflation will be recovered through price in 2011. This lower recovery rate compared to historical levels reflects the more challenging competitive dynamics following the combination with Black & Decker, as well as the fact that the more rigorous legacy Stanley approach to pricing disciplines and rhythms is in the process of being implemented at legacy Black & Decker. The successful introduction of lithium ion power tools represents a catch up of the technology with several key competitors, and as a result it may be more difficult to implement pricing actions for certain products in the near term. The Company has recently experienced 10-20% increases in various commodity costs, particularly steel, resin, and copper. Inflationary trends are expected to continue in 2011 with an expected negative 100 basis point impact to aggregate segment profit. This impact includes management’s expectations for commodity inflation, as well as wages, and approximately 3% appreciation of the Chinese RMB which affects the cost of products and components sourced from China.

•	In the second quarter of 2010, the Company recognized an income tax benefit attributable to the settlement of certain tax contingencies of $36 million, or $0.21 per diluted share.

•	The fluctuation of foreign currencies impacts the translation of foreign currency-denominated operating results into U.S. dollars. Foreign currency translation contributed an estimated favorable impact of $0.04 of diluted earnings per share from continuing operations in 2010, an unfavourable impact of $0.04 in 2009 and a favorable impact of $0.09 in 2008. Fluctuations in foreign currency exchange rates relative to the U.S. dollar may have a significant impact, either positive or negative, on future earnings. Refer to the Market Risk section of this Management’s Discussion and Analysis (“MD&A”) for further discussion.

•	In 2009 the Company realized a $0.34 per diluted share gain on debt extinguishment, as compared with an $0.08 per diluted share gain in 2008.

•	The Company took decisive action to right-size its cost structure in response to slowing demand due to the recessionary environment in 2008 and 2009. Refer to the previously discussed merger and acquisition-related charges for the 2010 restructuring impact. Restructuring, asset impairment and related pre-tax charges totalled $45 million and $92 million in 2009 and 2008, respectively. Employee headcount was reduced by approximately 3,000 as a result of restructuring actions taken in the fourth quarter of 2008 and through year end 2009. The total 2009 cost savings from the various actions taken were approximately $265 million, pre-tax, of which approximately $150 million pertained to selling, general and administrative functions.

Outlook for 2011
This outlook discussion is intended to provide broad insight into the Company’s near-term earnings prospects, and not to discuss the various factors affecting such projections. Management expects earnings per diluted share (“EPS”) to be in the range of $4.29 to $4.54 in 2011. Excluding the effects of merger and acquisition-related charges, 2011 EPS is expected to be in the range of $4.75 to $5.00.
RESULTS OF OPERATIONS
Below is a summary of the Company’s operating results at the consolidated level, followed by an overview of business segment performance.
Terminology: The terms “legacy Stanley”, “organic” and “core” are utilized to describe results aside from the impact of the Merger and acquisitions during their initial 12 months of ownership. This ensures appropriate comparability to operating results of prior periods.
The Company has included information as if the Merger had occurred on January 3, 2010 for the year ended January 1, 2011 (“pro forma” information) which also includes a discussion regarding legacy Black & Decker’s performance in relation to the prior year on a basis reflecting the post-merger segment organization. This “pro forma” analysis is provided to aid understanding of the Black & Decker business trends compared to the prior year since the Merger occurred March 12, 2010, and accordingly the Company’s 2009 reported results solely reflect legacy Stanley.
Net Sales: Net sales from continuing operations were $8.410 billion in 2010, as compared to $3.737 billion in 2009, a 125% increase. The Merger provided a 114% increase to sales, along with 6% from other acquisitions, primarily SSDS and CRC-Evans. Organic unit volume increased 5%, while price and currency were both flat compared to the prior year. Organic sales growth was driven by the successful launch of various new products which generally have been well received by customers, and overall improvement in end market demand, especially in industrial and emerging markets. By segment, legacy Stanley unit volume increased 3% in CDIY, decreased 3% in Security, which was negatively impacted by the continued weakness in U.S. commercial construction markets along with a large U.S. retailer’s inventory correction, and increased 20% in Industrial. The Industrial segment benefited from strong end user demand, market share gain, and global customer re-stocking in certain distribution channels which subsided by the fourth quarter. On a geographic basis, legacy Stanley unit volume sales increased 3% in the Americas (17% in Latin America), 6% in Europe, and 20% in the Asian region. On a pro forma basis, the legacy Black & Decker business achieved strong unit volume growth of 11%, reflecting positive end market demand including robust sales growth in emerging markets, along with strong new product performance, particularly the 12-volt lithium ion power tools.
Net sales from continuing operations were $3.737 billion in 2009, as compared to $4.426 billion in 2008, a 16% decrease. Price increases provided a 2% sales benefit in 2009, which was offset by 2% from unfavorable foreign currency translation in all regions, with the largest impact in Europe. Acquisitions within the Security segment, primarily the carryover effect from the 2008 Sonitrol,

GdP and Scan Module acquisitions, contributed a 4% increase in net sales. Organic unit volume declined 20% reflecting weak global economic conditions. Geographically, 2009 volume decrease was most severe in Europe at 24%, as compared with 18% in the Americas and 11% in the less significant Asian region. The Industrial and CDIY segments, with their high European content, experienced 31% and 21% unit volume declines, respectively, while the Security segment had the best performance with only an 8% drop in organic volume. Aside from reduced end user demand, the Industrial segment was adversely affected by inventory de-stocking throughout the supply chain which abated by the end of the fourth quarter. The consolidated organic sales unit volume decline was 19% in the first quarter of 2009, deteriorated to 24% in the second quarter, and improved sequentially to 20% in the third quarter and again to 16% in the fourth quarter. The sequential percentage improvements in the 2009 fiscal quarters partly relate to easier comparisons to 2008, which had a challenging second half when the recession deepened, but also reflected some encouraging macro-economic trends. The CDIY segment was most affected by the residential construction market, which appeared to have stabilized, as well as consumer confidence which improved in the U.S. and Europe in the second half of 2009.
Gross Profit: The Company reported gross profit from continuing operations of $2.949 billion, or 35% of net sales, in 2010, compared to $1.508 billion, or 40% of net sales, in 2009. The addition of Black & Decker and acquired companies results was a main driver to the overall increase in gross margin. Gross margin was negatively impacted by $195 million of merger and acquisition-related charges as previously discussed, pertaining to the inventory step-up amortization from the initial turn of Black & Decker and CRC-Evan’s inventories and facility closure costs. Aside from merger and acquisition-related charges, legacy Stanley gross margin increased to $1.538 billion, or 39% of net sales, in 2010. This performance by legacy Stanley was driven by sales volume leverage, benefits from prior year restructuring actions, and the continued execution of productivity initiatives, partially offset by unfavorable commodity inflation. The Company expects continued commodity inflation pressures and that such inflation net of partial customer pricing recoveries will negatively impact gross margin by approximately 100 basis points in 2011. Despite inflation, an overall expansion of gross margin rates is expected in 2011 as integration cost synergies, integration and other productivity project benefits are realized.
The Company reported gross profit from continuing operations of $1.508 billion, or 40% of net sales, in 2009, compared to $1.671 billion, or 38% of net sales, in 2008. Acquisitions within the Security segment contributed $100 million of gross profit in 2009. Core gross profit for 2009 was $1.408 billion, down $186 million from the prior year due to the previously discussed sales volume pressures pertaining to broad economic weakness, and to a much smaller extent unfavorable foreign currency translation. The 40% core gross margin rate represented a record rate for the Company, up nearly 200 basis points versus the prior year. Several factors enabled the strong performance with respect to the gross margin rate, including the carryover effect of customer pricing increases implemented to help recover the significant inflation experienced in 2008. Inflation abated in 2009 such that lower commodity costs offset the gross margin rate impact of cost under-absorption associated with lower volume. Tight operational management, reflecting the disciplines of the previously discussed Stanley Fulfillment System, enabled substantial benefits from productivity projects and the execution of cost reduction actions taken in response to slower demand. The gross margin rate was further bolstered by improved sales mix associated with the Security segment.
SG&A Expense: Selling, general and administrative expenses, inclusive of the provision for doubtful accounts (“SG&A”), were $2.169 billion, or 25.8% of net sales, in 2010 as compared with $1.028 billion, or 27.5% of net sales in 2009. Merger and acquisition-related charges totaled $82 million in 2010 and $5 million in 2009 for certain executive and merger-related compensation costs and integration-related consulting fees. Black & Decker and acquisitions contributed an additional $985 million of operating SG&A. The remaining increase in SG&A primarily relates to corporate overhead, discussed below, investments to fund future growth, and the reinstatement of certain U.S. retirement benefits that were temporarily suspended in 2009 cost saving measures. Excluding merger and acquisition-related charges, SG&A for 2010 was $2.087 billion, or 24.8% of net sales. The improvement in the SG&A rate (as a percentage of sales) mainly reflects sales volume leverage, savings from restructuring actions and cost synergies, along with the other aforementioned factors.
SG&A was $1.028 billion, or 27.5% of net sales, in 2009 as compared with $1.108 billion, or 25.0% of net sales in 2008. Aside from acquisitions, SG&A was $142 million lower than 2008. The decrease in SG&A pertains to headcount reductions and various cost containment actions such as temporarily suspending certain U.S. retirement benefits in 2009 and sharply curtailing travel and other discretionary spending. There was also a reduction in variable selling and other costs, as well as favorable foreign currency translation. Partially offsetting these decreases was $22 million of increased spending to expand the convergent security business sales force and various brand awareness advertising campaigns, and $5 million for Black & Decker integration planning.

The corporate overhead element of SG&A, which is not allocated to the business segments, amounted to $245 million in 2010, $71 million in 2009 and $60 million in 2008. The previously discussed merger and acquisition-related charges, that unfavorably impacted corporate overhead, totaled $81 million in 2010 and $5 million in 2009. Corporate overhead, excluding merger and acquisition- related costs, represented 1.9%, 1.8% and 1.4% of net sales in 2010, 2009 and 2008, respectively.
Distribution center costs (i.e. warehousing and fulfillment facility and associated labor costs) are classified within SG&A. This classification may differ from other companies who may report such expenses within cost of sales. Due to diversity in practice, to the extent the classification of these distribution costs differs from other companies, the Company’s gross margins may not be comparable. Such distribution costs classified in SG&A amounted to $198 million, $102 million and $122 million in 2010, 2009 and 2008, respectively.
Other-net: Other-net from continuing operations totaled $200 million of expense in 2010 compared to $139 million of expense in 2009. The increase is primarily related to higher intangible asset amortization expense and $37 million of merger and acquisition-related charges inclusive of $20 million of defined benefit plan curtailment gains. Other-net from continuing operations amounted to $139 million of expense in 2009 compared to $112 million of expense in 2008. The increase pertained primarily to higher intangible asset amortization expense, mainly associated with the 2008 Sonitrol and GdP acquisitions. Additionally, the Company incurred $20 million in acquisition deal costs, primarily for Black & Decker, which are required to be expensed rather than capitalized in goodwill under new accounting rules that became effective in January 2009.
Gain on Debt Extinguishment: In May 2009, the Company repurchased $103 million of its junior subordinated debt securities for $59 million in cash and recognized a $44 million pre-tax gain on extinguishment. In October 2008, $34 million of these securities were repurchased for $25 million in cash resulting in a $9 million pre-tax gain thereon. In December 2010, the Company redeemed the remaining junior subordinated debt at par without penalty.
Interest, net: Net interest expense from continuing operations in 2010 was $101 million, compared to $61 million in 2009 and $83 million in 2008. The increase in 2010 relates to higher long-term borrowing levels resulting primarily from the $1.832 billion debt acquired in connection with the Merger. The decrease in 2009 versus 2008 net interest expense is primarily due to reduced short-term borrowing levels along with sharply lower applicable interest rates. Additionally, the favorable effects of fixed-to-floating interest rate swaps, coupled with the reduction in interest expense from early retirement of $137 million of junior subordinated debt securities, more than offset the increased interest expense from the September 2008 $250 million debt issuance.
Income Taxes: The Company’s effective income tax rate from continuing operations was 16% in 2010 compared to 19% in 2009 and 25% in 2008. During the second quarter 2010 the Company recorded a tax benefit of $36 million attributable to a favorable settlement of certain tax contingencies, due to a change in facts and circumstances that did not exist at the acquisition date related to the resolution of a legacy Black & Decker income tax audit. In addition, the effective tax rate for 2010 differs from the statutory rate primarily due to various non-deductible transactions and other restructuring associated with the Merger. The tax rate for 2010, excluding the impact of merger and acquisition-related charges as well as the tax settlement benefit, was 25%. The lower effective tax rate in 2009 primarily relates to benefits realized upon resolution of tax audits. The effective tax rate may vary in future periods based on the distribution of domestic and foreign earnings or changes in tax law in the jurisdictions the Company operates, among other factors.
Discontinued Operations: The $3 million net loss from discontinued operations in 2009 is associated with the wind-down of one small divestiture and purchase price adjustments for CST/berger and the other small businesses divested in 2008. The $88 million of net earnings from discontinued operations in 2008 is attributable to the $84 million net gain from the sale of the CST/berger business along with three other small businesses divested in 2008, and also reflects the operating results of these businesses through the dates of disposition.
Business Segment Results
The Company’s reportable segments are aggregations of businesses that have similar products, services and end markets, among other factors. The Company utilizes segment profit (which is defined as net sales minus cost of sales, and SG&A aside from corporate overhead expense), and segment profit as a percentage of net sales to assess the profitability of each segment. Segment profit excludes the corporate overhead expense element of SG&A, other-net (inclusive of intangible asset amortization expense), restructuring and asset impairments, interest income, interest expense, and income tax expense. Corporate overhead is comprised of world headquarters facility expense, cost for the executive management team and the expense pertaining to certain centralized functions that benefit the entire Company but are not directly attributable to the businesses, such as legal and corporate finance functions. Refer to Note O,

Restructuring and Asset Impairments, and Note F, Goodwill and Other Intangible Assets, of the Notes to the Consolidated Financial Statements for the amount of restructuring charges and asset impairments, and intangibles amortization expense, respectively, attributable to each segment. As discussed previously, the Company’s operations are classified into three business segments: CDIY, Security, and Industrial.
CDIY:

(Millions of Dollars)	2010	2009	2008
Net sales from continuing operations	$4,368	$1,258	$1,608
Segment profit from continuing operations	$459	$141	$174
% of Net sales	10.5%	11.2%	10.8%
CDIY net sales from continuing operations increased $3.110 billion, or 247%, in 2010 compared with 2009. Black & Decker generated 245% of the increase. Favorable foreign currency translation contributed 1% to sales and price had a negative 1% impact. Segment unit volume increased over 2%, reflecting a 3% increase in the Americas and 14% in Asia, which was partially offset by a 2% decline in Europe. Organic sales growth was aided by new product introductions including Bostitch hand tools and Stanley-branded storage units, and strength in Latin America. These factors more than offset sluggish market conditions in developed countries in North America, Western Europe and Australia. Additionally, CDIY further improved service levels (fill rates) over 2009. Pro forma Black & Decker sales increased 8% over 2009 with negative 1% price offset by 1% favorable currency translation. Black & Decker benefited from the successful global launch of the 12-volt compact lithium ion power tools marketed under the DeWalt, Porter Cable and Black & Decker brands, other new product introductions in home products, and strength in emerging markets. Segment profit increased $318 million and reflects $127 million of merger and acquisition-related charges comprised of inventory step-up amortization from the initial turn of the Black & Decker inventory and facility closure-related costs. Excluding the merger and acquisition-related charges, segment profit was $586 million, or 13.4% of sales. The expansion of the segment profit amount and rate, excluding merger and acquisition-related charges, was attributable to achievement of integration cost synergies, sales volume leverage and annual productivity initiatives. Negative inflation/price arbitrage partially offset this profit rate expansion.
CDIY net sales from continuing operations decreased 22% in 2009 from 2008. Customer pricing contributed 2% to sales which was more than offset by 3% of unfavorable foreign currency translation in all regions. Segment unit volumes declined 21% overall, comprised of 22% in both the Americas and Europe and 16% in Asia. The sales volume declines were more pronounced in fastening systems (Bostitch), which has higher commercial construction and industrial channel content, than in consumer tools and storage. However the majority of this segment is driven by consumer and residential construction channels which were largely stabilized. Key customer point of sale data remained steady. Segment profit declined $33 million attributable to the sales volume pressure. The ongoing integration of the Bostitch business into consumer tools and storage generated efficiencies that significantly aided the segment profit rate recovery from a trough of 6.4% in the fourth quarter of 2008. The aforementioned Bostitch integration, along with other cost actions and productivity initiatives, as well as the carryover effect of price increases and lower commodity costs, enabled the 40 basis point improvement in the segment profit rate despite sharply lower sales.
Security:

(Millions of Dollars)	2010	2009	2008
Net sales from continuing operations	$2,113	$1,560	$1,497
Segment profit from continuing operations	$306	$307	$269
% of Net sales	14.5%	19.7%	17.9%
Security segment sales from continuing operations increased 35% in 2010 reflecting a 29% contribution from the Merger and 8% from acquisitions, principally the March 2010 SSDS acquisition and the fourth quarter 2010 GMT Chinese hardware business. Modest price and favorable foreign currency translation provided a combined 1% sales benefit. Organic sales volume decreased 3%, and was more pronounced in mechanical access than in convergent security solutions. Mechanical access sales volume decline was associated with continued slow commercial construction markets and a large U.S. retailer’s inventory reduction that affected the hardware business. On a pro forma basis, the Black & Decker hardware and home improvement (“HHI”) business achieved 7% higher sales, with 6% unit volume growth, 2% favorable foreign currency translation and a 1% price decline. The HHI Kwikset® and Baldwin® new product introductions fueled the higher sales, overcoming the unfavorable impact of a residential hardware customer’s inventory destocking. Convergent security had a low single digit sales volume decrease as a solid performance by the healthcare solutions business was more than offset by weakness in commercial installations in the U.S. and U.K. security businesses. Segment profit reflects $43 million of merger and acquisition-related charges, comprised of facility closure-related costs and inventory step-up amortization from the initial turn of the Black & Decker inventory. Segment profit amounted to $349 million, or 16.5% of sales, aside from these costs. This

16.5% segment profit rate reflects 40 basis points of dilution from Black & Decker and acquired companies, such that legacy Stanley achieved a 16.9% segment profit rate excluding merger and acquisition-related charges. The increase in the total segment profit amount is attributable to Black & Decker and acquisitions which more than offset lower profits in the legacy Stanley business. The legacy Stanley performance pertained to lower absorption from reduced sales volume, due to weak construction markets and the previously mentioned customer inventory correction, along with inflation that pressured the segment profit rate. These factors more than offset the benefits from productivity improvements and restructuring actions with respect to legacy Stanley.
Security segment sales from continuing operations increased 4% in 2009 reflecting a 12% contribution from acquisitions, mainly Sonitrol (acquired in July 2008) and GdP (acquired in October 2008). Price provided a 2% sales benefit which was offset by nearly 2% of unfavorable foreign currency translation. Organic sales volume decreased 8% as the segment was affected by the contraction in U.S. commercial construction and other capital spending delays associated with weak economic conditions. Mechanical access had somewhat steeper volume declines than convergent security, but was aided by stabilization in the residential hardware markets and a hardware products roll-out at a major North American retailer in the second half of the year. Additionally, cross selling of mechanical products to convergent customers, retention of national account customers and select new product introductions helped alleviate mechanical access sales volume pressures. Lower organic volume in convergent (electronic) security pertained primarily to weakness in system installations, although there were some signs of improvement with national accounts late in the year. As a result there was a favorable mix shift in convergent security and the overall segment to higher margin recurring monthly service revenue (including security monitoring and maintenance) which grew organically in a high single digit percentage range. This improved sales mix shift in the segment was partially attributable to the recent expansion of the core commercial account sales force as well as a strategic emphasis on recurring service revenue and away from certain installation-only jobs. The increase in the segment profit amount was attributable to acquisitions, while the sustainment of organic profit at the prior year level is notable considering the headwinds from lower sales. The robust 180 basis point segment profit rate expansion was enabled by the ongoing successful integration of accretive acquisitions, the previously mentioned mix shift to higher margin recurring monthly service revenues, the benefits of customer pricing and proactive cost reductions.
Industrial:

(Millions of Dollars)	2010	2009	2008
Net sales from continuing operations	$1,929	$919	$1,321
Segment profit from continuing operations	$260	$102	$181
% of Net sales	13.5%	11.1%	13.7%
Industrial segment net sales from continuing operations rose 110% in 2010 compared with 2009. Black & Decker provided 78% of the sales increase and the CRC-Evans acquisition contributed 13%. Unfavorable foreign currency translation, driven by Europe, reduced sales by 2% while price provided a 1% increase in sales. Sales unit volume gains were 20% primarily attributable to customer supply chain restocking, which subsided in the third quarter, market share gains, and strong end user demand fueled by higher global production levels and new product introductions. The Americas and Europe each posted robust 20% volume growth, and were outpaced by Asia. The industrial and automotive repair business enjoyed significant market share gains, end user market growth in all North American sales channels, particularly through industrial distribution. The hydraulic tools business also attained strong volume gains further aided by favorable steel scrap markets. On a pro forma basis, the Black & Decker engineered fastening business grew a substantial 29% associated with significantly higher automotive vehicle production in the Americas and Japan and increased customer penetration. The pro forma Black & Decker sales were comprised of 26% unit volume, negative 1% price, 1% favorable foreign currency translation and 3% from an acquisition. Merger and acquisition-related charges, primarily inventory step-up amortization from the initial turn of the Black & Decker and CRC-Evans inventories, amounted to $27 million in 2010. Excluding the merger and acquisition-related charges, segment profit was $287 million, or 14.9% of net sales, representing a robust 380 basis point expansion of the segment profit rate. This strong performance was enabled by the accretive impact of Black & Decker and CRC-Evans, along with favorable operating leverage and a reduced cost structure in the legacy Stanley businesses. Over one third of the segment profit rate improvement pertains to the legacy Stanley business and the remainder to the inclusion of Black & Decker and CRC-Evans.
Industrial segment net sales from continuing operations decreased 30% in 2009 compared with 2008. Price provided a 2% benefit which was offset by 2% of unfavorable foreign currency translation. Unit volume fell 30%, about evenly in the Americas and Europe which was partially offset by growth in the Company’s relatively less significant Asian region. Industrial channels were down more severely than automotive repair channels. The unit volume declines reflected ongoing severe economic weakness in the U.S. and Europe. In addition to broad-based, reduced end market demand, the segment was adversely impacted by pervasive inventory corrections throughout the supply chain which abated in the fourth quarter. There were signs of stabilization in the channels this business segment serves. Segment profit fell $79 million from the prior year due to the precipitous sales volume decline which was also reflected in the segment profit rate contraction. However, price realization partially mitigated the sales volume and related negative manufacturing productivity effects, along with a solid improvement in Mac Tools’ profit reflecting disciplined cost and other actions. The Company initiated extensive cost actions throughout the segment in late 2008, but they took longer to implement in Europe due to the country-specific works council process. Those actions were largely complete and were supplemented by other ongoing restructuring initiatives in 2009, as reflected in the quarterly segment profit rate that hit a trough of 9.2% in the third quarter and recovered to 11.3% in the fourth quarter.
RESTRUCTURING ACTIVITIES
At January 1, 2011, restructuring reserves totaled $101.2 million. A summary of the restructuring reserve activity from January 2, 2010 to January 1, 2011 is as follows (in millions):

			Net
	1/2/10	Acquisitions	Additions	Usage	Currency	1/1/11
2010 Actions
Severance and related costs	$—	$—	$205.8	$(124.6)	$0.5	$81.7
Asset impairments	—	—	24.0	(24.0)	—	—
Facility closure	—	—	2.7	(1.1)	—	1.6
Other	—	—	7.0	(6.0)	0.1	1.1

Subtotal 2010 actions	—	—	239.5	(155.7)	0.6	84.4

Pre-2010 Actions
Severance and related costs	44.3	3.5	(0.9)	(27.1)	(3.7)	16.1
Asset impairments	—	—	—	—	—	—
Facility closure	1.9	—	3.9	(5.1)	—	0.7
Other	0.2	—	0.1	(0.3)	—	—

Subtotal Pre-2010 actions	46.4	3.5	3.1	(32.5)	(3.7)	16.8

Total	$46.4	$3.5	$242.6	$(188.2)	$(3.1)	$101.2

2010 Actions: During 2010, the Company recognized $224.3 million of restructuring charges and asset impairments associated with the Merger and acquisition of SSDS. Of those charges, $194.4 million relates to severance charges associated with the reduction of 3,000 employees, $20.2 million relates to asset impairments, $2.7 million relates to facility closure costs, and $7.0 million represents other charges.
In addition, the Company continued to initiate cost reduction actions in 2010 that were not associated with the Merger and SSDS acquisition, resulting in severance and related charges of $11.4 million pertaining to the reduction of approximately 300 employees, and asset impairment charges of $3.8 million.
Of the $239.5 million recognized for these 2010 actions, $155.7 million has been utilized to date, with $84.4 million of reserves remaining as of January 1, 2011, the majority of which are expected to be utilized in 2011. Usage includes $15.0 million the majority of which ultimately will entail cash payment in a future period as it relates to a defined benefit plan for severed Black & Decker executives which is classified in Accrued Pension and Post-Retirement Benefits on the Consolidated Balance Sheet.
Pre-2010 Actions: During 2009 and 2008 the Company initiated cost reduction actions in various businesses in response to sales volume declines associated with the economic recession. Charges recognized in 2010 associated with these initiatives amounted to $3.1 million.
As of January 2, 2010, the reserve balance related to these pre-2010 actions totaled $46.4 million. As a result of the Merger and the acquisition of SSDS, the Company has assumed $3.5 million of restructuring reserves recorded by those companies prior to the Merger and acquisition.
Utilization of the reserve balance related to Pre-2010 actions, including usage of those reserves acquired as part of the Merger, was $32.5 million in 2010. The remaining reserve balance of $16.8 million is expected to be utilized predominantly in 2011.
Segments: The $242.6 million of charges recognized in 2010 includes: $126.4 million pertaining to the CDIY segment; $64.2 million pertaining to the Security segment; $12.2 million pertaining to the Industrial segment; and $39.8 million pertaining to non-operating entities.

In addition to the restructuring charges described in the preceding paragraphs, the Company recognized $21.4 million of restructuring-related costs in 2010 pertaining to the Merger. Those costs are classified in Cost of Sales and include accelerated depreciation and other charges associated with facility closures.
FINANCIAL CONDITION
Liquidity, Sources and Uses of Capital: The Company’s primary sources of liquidity are cash flows generated from operations and available lines of credit under various credit facilities.
Operating Activities: In 2010, cash flow from operations was $739 million, a $200 million increase compared to $539 million in 2009. Cash flow from operations in 2010 was unfavorably impacted by approximately $382 million in payments for merger and acquisition-related items. Cash flows from operations improved in 2010 primarily due to an increase in various non-cash expenses associated with the Merger and the other 2010 acquisitions. Such expenses include, among other items, $174 million of inventory step-up amortization, a $41 million increase in intangible asset amortization, and a $108 million increase in other depreciation / amortization. Inflows from working capital (receivables, inventories and accounts payable) were $135 million in 2010, compared with inflows of $226 million in 2009. The change from 2009 is driven by higher receivables and inventory associated with improved 2010 sales volume. Working capital turns improved to 5.7 times at January 1, 2011 as compared to 5.2 times for 2009 (pro forma with Black & Decker) due to improvements in days outstanding accounts receivable, inventory and accounts payable, reflecting the process-driven improvements from the Stanley Fulfillment System (“SFS”). SFS principles continue to be deployed across all businesses and regions including the Black & Decker operations to improve its working capital efficiency over time. During 2010 the Company contributed $277 million to defined benefit retirement plans, as compared to $17 million in 2009; this includes $182 million in discretionary cash contributions to improve the funded status of legacy Black & Decker plans that are reflected in the merger and acquisition-related payments previously discussed.
In 2009, cash flow from operations totaled $539 million, up over $22 million compared to 2008. Working capital (receivables, inventories and accounts payable) generated $226 million of cash inflows, driven by inventory and accounts receivable reductions which were partially offset by lower accounts payable. These working capital reductions, while partially attributable to lower sales volumes, were engendered by broadly practiced SFS disciplines including effective sales and operations planning, a deliberate focus on reducing slow moving inventories, and vigilant receivable collections. Additionally, the Company implemented a receivable securitization facility in December 2009 which enabled a $35 million cash inflow. This strong working capital performance is apparent from the improvement in working capital turns from 5.9 in 2008 to a record 7.9 at year-end 2009. Cash outflows for restructuring activities totaled $58 million in 2009, an increase of $25 million over 2008, arising from the significant cost reduction actions initiated in the fourth quarter of 2008 and the first half of 2009 as the Company right-sized its cost structure amidst sales pressures associated with weak macro-economic conditions.
Other non-cash operating cash flows represent items necessary to reconcile net earnings to net cash provided by operating activities. The other non-cash element of cash provided by operating activities is comprised of various items including non-cash gains on debt extinguishments (applicable in 2009 only), inventory losses, interest accretion on the convertible notes, and loan cost amortization among other factors.
Free Cash Flow: Free cash flow, as defined in the following table, was $554 million in 2010, $446 million in 2009, and $422 million in 2008, considerably exceeding net earnings. As previously discussed, 2010 operating cash flow was affected by $382 million of merger-related payments. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and provide a dividend to shareowners. In 2008, free cash flow also excludes the income taxes paid on the CST/berger divestiture due to the fact the taxes are non-recurring and the directly related gross cash proceeds are classified in investing cash flows. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items.

(Millions of Dollars)	2010	2009	2008
Net cash provided by operating activities	$739	$539	$517
Less: capital expenditures	(165)	(73)	(95)
Less: capitalized software	(20)	(20)	(46)
Add: taxes paid on CST/berger divestiture included in operating cash flow	—	—	46

Free cash flow	$554	$446	$422

Based on its demonstrated ability to generate cash flow from operations as well as its strong balance sheet and credit position at January 1, 2011, the Company believes over the long term it has the financial flexibility to deploy capital to its shareowners’ advantage through a combination of acquisitions, dividends, and potential future share repurchases.
Investing Activities: Capital expenditures were $186 million in 2010, $93 million in 2009, and $141 million in 2008. The run rate for 2010 capital expenditures was slightly higher than the combined 2009 spend of Stanley and Black & Decker due to incremental capital and software expenditures associated with the Merger. The lower capital expenditures in 2009 compared to 2008 pertain to reduced capitalized software investments and the prior year purchase of a previously leased distribution facility that did not re-occur. The Company will continue to make capital investments that are necessary to drive productivity and cost structure improvements as well as achieve merger and acquisition-related cost synergies while ensuring that such investments deliver an appropriate risk-adjusted return on capital employed.
In 2010, aside from the Merger, the Company expended $547 million for ten acquisitions, mainly for CRC-Evans within the Industrial segment, and SSDS and GMT within the Security segment. Additionally the Company acquired $949 million of cash as part of the Merger. In 2009, the Company expended $24 million for several small acquisitions. In 2008, acquisition spending totaled $575 million, mainly for the GdP, Scan Modul, Sonitrol and Xmark businesses within the Security segment.
Investing cash flows in 2010, aside from the previously discussed capital expenditures and acquisition activity, primarily related to derivative settlements and terminations. The Company realized $30 million of cash proceeds from the termination of the Black & Decker interest rate swaps that had been entered into prior to the Merger, and became undesignated at the merger date. Additionally the Company had a net inflow on the settlement of net investment hedges of $15 million in 2010. Other investing cash flows were minor in 2009. Other investing cash flows in 2008 include $205 million in gross proceeds from sales of businesses, after transaction costs, primarily pertaining to the divestiture of the CST/berger laser measuring tool business in July 2008. As previously mentioned, the $46 million of income taxes paid on the gain are reported as an operating cash outflow and thus the total cash inflow from the 2008 divestitures amounts to $159 million.
Financing Activities: Payments on long-term debt amounted to $516 million in 2010, $65 million in 2009, and $45 million in 2008. The 2010 repayments primarily relate to the maturing of the $200 million term notes in March 2010 and the $313 million of payments associated with the remarketing of the Convertible Notes.
Net repayments of short-term borrowings totaled $264 million in 2010, $120 million in 2009 and $74 million in 2008.
On August 10, 2010, the Company received debt proceeds of $396.2 million relating to the $400 million in senior unsecured 2040 Term Bonds with a 5.2% fixed coupon rate. In connection with this debt offering the Company paid $48 million for the termination of two forward starting floating-to-fixed interest rate swaps.
On November 5, 2010, the Company completed a security offering of Convertible Preferred Units (the “Convertible Preferred Units”) which consisted of $632.5 million of eight-year junior subordinated notes (the “Notes”) bearing interest at an initial fixed rate of 4.25% per annum and $632.5 million of five-year forward Purchase Contracts (the “Purchase Contracts”) that obligate investors to purchase 6,325,0000 shares of the Company’s 4.75% Series B Convertible Preferred Stock (the “Convertible Preferred Stock”) for a price of $100 per share on November 17, 2015. The Notes initially rank equal in right of payment with all of the Company’s other junior subordinated debt. With respect to the offering, in November 2010 the Company received $613.5 million of cash proceeds, net of underwriting fees, and will not receive cash pertaining to the Purchase Contracts until November 2015. The cash proceeds of this offering received in November 2010 was used to redeem all of the Company’s outstanding 5.902% Fixed Rate/Floating Rate Junior Subordinated Debt Securities due 2045 of $312.7 million, to contribute $150.0 million to a U.S. pension plan to improve the funded status of the Company’s pension obligations, to fund the $50.3 million cost of the capped call transaction as more fully described below, and the remainder to reduce outstanding short-term borrowings and for other general corporate purposes.
The Notes are pledged and held as collateral to guarantee the Convertible Preferred Unit investors’ obligation to purchase the aforementioned Convertible Preferred Stock in November 2015 under the terms of the Purchase Contracts. In order to meet that obligation, investors may elect to participate in a remarketing in which the investor effectively sells the Note to another third party investor in order to generate cash proceeds sufficient to settle the Purchase Contract obligation. The remarketing may occur, at the option of the Company, as early as August 12, 2015, but no later than November 10, 2015. In conjunction with that remarketing the interest rate on the notes may be reset in order to generate sufficient proceeds to settle the investors’ purchase contract obligation. Additionally, upon remarketing, the notes will improve in ranking to be senior to all of the Company’s existing and future unsecured junior subordinated obligations and junior to all of the Company’s existing and future senior indebtedness.

The Convertible Preferred Stock deliverable upon settlement of the Purchase Contracts may be converted at a rate of 1.3333, which is equivalent to a conversion price of approximately $75.00 per share of common stock or a 23% premium at the date of issuance. The Company may settle any conversion occurring on or after November 17, 2015 in cash, shares of the Company’s common stock, or a combination thereof. In the event that investors elect to settle Purchase Contracts prior to November 17, 2015, the company will be obligated to deliver shares of Convertible Preferred Stock equal to 85% of the number of Purchase Contracts tendered and if the Convertible Preferred Stock is converted prior to November 17, 2015 the Company will settle in shares of its common stock together with cash in lieu of fractional shares.
Prior to settlement and delivery of the Convertible Preferred Stock, the Purchase Contracts are not dilutive to earnings per share unless the average market price of the Company’s common stock during the period is above the conversion price of approximately $75.00 per share.
Simultaneous with the offering of the Convertible Preferred Units, the Company entered into capped call transactions (equity options) with counterparties. The total premium paid in 2010 for the capped call transactions was $50.3 million and was classified as a financing activity in the consolidated statements of cash flows. Each of the capped call transactions has a term of approximately five years and in aggregate the transactions cover, subject to anti-dilution adjustments, the maximum number of the Company’s common shares issuable upon settlement of the Convertible Preferred Stock. These transactions provide the Company the right to buy shares of its own common stock from the counterparties at a strike price of $75.00 per share, which corresponds to the initial conversion price of the Convertible Preferred Stock, and also obligate the Company to sell shares of its own common stock to the counterparties at a strike price of $97.95. The capped call transactions may be settled by net share settlement or, at the Company’s option and subject to certain conditions, cash settlement, or physical settlement. The value received by the Company if the capped call transactions are exercised when the Company’s common stock price is above $75.00 can be utilized to offset the dilution that may occur should holders of the Convertible Preferred Stock elect to convert. Refer to Note H, Long Term Debt and Financing Arrangements, for further detail.
On September 29, 2008 the Company issued $250.0 million of unsecured Term Notes maturing October 1, 2013 (the “2013 Term Notes”) with fixed interest payable semi-annually, in arrears at a rate of 6.15% per annum. The 2013 Term Notes rank equally with all of the Company’s existing and future unsecured and unsubordinated debt. The Company received net proceeds of $248.0 million which includes a discount of $0.5 million to achieve a 6.15% interest rate and $1.5 million of fees associated with the transaction. The proceeds were utilized to repay short-term borrowings.
In 2008, the Company utilized the proceeds from the $250 million of long-term debt issued in September 2008 as well as the $159 million in net proceeds from divestitures to repay short-term borrowings, which was partially offset by the cash outflows for business acquisitions and other matters.
On February 27, 2008, the Company amended its credit facility to provide for an increase and extension of its committed credit facility to $800 million from $550 million. In May 2008, the Company’s commercial paper program was also increased to $800 million. Following the merger the Company increased its committed credit facilities to $1.5 billion from $800 million. The credit facilities are diversified amongst twenty five financial institutions. The credit facilities are designated as a liquidity back-stop for the Company’s commercial paper program. The 5 year amended and restated facility expires in February 2013, the 364 days revolving credit facility expires in March 2011. As of January 1, 2011, there were no outstanding loans under these facilities or any commercial paper outstanding.
The Company increased its cash dividend per common share to $1.34 in 2010. Dividends per common share increased 3.1% in 2010, 3.2% in 2009, and 3.3% in 2008. In continuing its trend of dividend growth to its shareowners, the Company announced on February 15, 2011 that it will increase its quarterly dividend to $0.41 per common share which represents a 21% increase over 2010 quarterly dividend rates.
The Company repurchased $5 million of common stock in 2010. In 2009, the Company repurchased $3 million of common stock and in 2008, the Company repurchased 2.2 million shares of its common stock for $103 million (an average of $46.11 per share). Proceeds from the issuance of common stock totaled $396 million in 2010, $61 million in 2009 and $19 million in 2008. The Company received $320 million of cash proceeds in May, 2010 from the forward stock purchase contracts element of the Equity Units. The remaining amounts in each year mainly relate to employee and retiree stock option exercises.

Credit Ratings and Liquidity: The Company has strong investment grade credit ratings from all major U.S. rating agencies on its senior unsecured debt (average A-) as well as its short-term commercial paper borrowings. While the ratings from certain agencies were unfavorably changed following the Merger, the current credit ratings are investment grade and the Company continues to have full access to credit markets. Based on its current standing and historically strong cash flows from operations which are expected to further improve in 2011 and future years, as the cash outflows pertaining to restructuring and Merger integration actions subside among other positive factors, the Company expects it will continue to have strong investment grade credit ratings. As detailed in Note H, Long-Term Debt and Financing Arrangements, the Company has $3.434 billion of debt, including $416 million of current maturities, and $1.6 million of short-term borrowings at January 1, 2011; the debt has well-staggered maturities over many years. Cash and cash equivalents totaled $1.745 billion at January 1, 2011, comprised of $70 million in the U.S. and $1.675 billion in foreign jurisdictions. As discussed in Note Q, Income Taxes to the Consolidated Financial Statements, concurrent with the Merger, the Company made a determination to repatriate certain legacy Black & Decker foreign earnings, on which U.S income taxes had not previously been provided. As a result of this repatriation decision, the Company has recorded a related deferred tax liability. Current plans and liquidity requirements do not demonstrate a need to repatriate other foreign earnings. Accordingly, all other undistributed foreign earnings of the Company are considered to be permanently reinvested, consistent with the Company’s overall growth strategy internationally, including acquisitions and long-term financial objectives. No provision has been made for taxes that might be payable upon remittance of these undistributed foreign earnings. However, should the Company determine at a later point that additional foreign earnings would be repatriated, we would be required to accrue and pay taxes at that time. Concurrent with the Merger, the Company has made a determination to repatriate $1.636 billion (an estimated $1.193 billion after taxes) of legacy Black & Decker foreign earnings in the future. Management believes the Company has ample liquidity and a healthy capital structure for both the near and long-term. Failure to maintain strong investment grade rating levels could adversely affect the Company’s cost of funds, liquidity and access to capital markets, but would not have an adverse effect on the Company’s ability to access the $1.5 billion committed credit facilities.
Contractual Obligations: The following summarizes the Company’s significant contractual obligations and commitments that impact its liquidity:
Payments Due by Period

(Millions of Dollars)	Total	2011	2012 – 2013	2014 - 2015	Thereafter
Long-term debt(a)	$3,323	$407	$779	$654	$1,483
Interest payments on long-term debt(b)	1,396	161	283	197	755
Operating leases	309	97	125	52	35
Derivatives(c)	60	42	2	9	7
Equity purchase contract fees	16	3	6	7	—
Inventory purchase commitments(d)	329	329	—	—	—
Deferred compensation	18	2	4	2	10
Marketing and other obligations(e)	72	56	7	4	5
Pension funding obligations(f)	140	140	—	—	—

Total contractual cash obligations	$5,663	$1,237	$1,206	$925	$2,295

(a)	Future payments on long-term debt above encompass all payments related to aggregate debt maturities, excluding certain fair value adjustments included in long-term debt, as discussed further in Note H, Long-Term Debt and Financing Arrangements.

(b)	Future interest payments on long-term debt reflect the applicable fixed interest rate or the variable rate in effect at January 1, 2011 for floating rate debt.

(c)	Future cash flows on derivative financial instruments reflect the fair value as of January 1, 2011. The ultimate cash flows on these instruments will differ, perhaps significantly, based on applicable market interest and foreign currency rates at their maturity.

(d)	Inventory purchase commitments primarily consist of commitments to purchase raw materials, components, and sourced products.

(e)	To the extent the Company can reliably determine when payments will occur pertaining to unrecognized tax benefit liabilities, the related amount will be included in the table above. However, due to the high degree of uncertainty regarding the timing of potential future cash flows associated with the $306 million of such liabilities at January 1, 2011, the Company is unable to make a reliable estimate of when (if at all) amounts may be paid to the respective taxing authorities.

(f)	The Company anticipates that funding of its pension and post-retirement benefit plans in 2011 will approximate $140 million. That amount principally represents contributions either required by regulations or laws or, with respect to unfunded plans, necessary to fund current benefits. The Company has not presented estimated pension and post-retirement funding in the table above beyond 2011 as funding can vary significantly from year to year based upon changes in the fair value of the plan assets, actuarial assumptions, and curtailment/settlement actions.

Aside from debt payments, for which there is no tax benefit associated with repayment of principal, tax obligations and the equity purchase contract fees, payment of the above contractual obligations will typically generate a cash tax benefit such that the net cash outflow will be lower than the gross amounts indicated.
Other Significant Commercial Commitments:
Amount of Commitment Expirations Per Period

(Millions of Dollars)	Total	2011	2012 – 2013	2014 – 2015	Thereafter
U.S. lines of credit	$1,500	$—	$—	$1,500	$—
Short-term borrowings, long-term debt and lines of credit are explained in detail within Note H, Long-Term Debt and Financing Arrangements, of the Notes to the Consolidated Financial Statements.
MARKET RISK
Market risk is the potential economic loss that may result from adverse changes in the fair value of financial instruments, currencies, commodities and other items traded in global markets. The Company is exposed to market risk from changes in foreign currency exchange rates, interest rates, stock prices, and commodity prices. Exposure to foreign currency risk results because the Company, through its global businesses, enters into transactions and makes investments denominated in multiple currencies. The Company’s predominant exposures are in European, Canadian, British, Australian, and Asian currencies, including the Chinese Renminbi (“RMB”) and the Taiwan Dollar. Certain cross-currency trade flows arising from sales and procurement activities as well as affiliate cross-border activity are consolidated and netted prior to obtaining risk protection through the use of various derivative financial instruments which may include: purchased basket options; purchased options; and currency forwards. The Company is thus able to capitalize on its global positioning by taking advantage of naturally offsetting exposures and portfolio efficiencies to reduce the cost of purchasing derivative protection. At times, the Company also enters into forward exchange contracts and purchased options to reduce the earnings and cash flow impact of non-functional currency denominated receivables and payables, predominately for affiliate transactions. Gains and losses from these hedging instruments offset the gains or losses on the underlying net exposures, assets and liabilities being hedged. Management determines the nature and extent of currency hedging activities, and in certain cases, may elect to allow certain currency exposures to remain un-hedged. The Company has also entered into cross-currency swaps and forward contracts, to provide a partial hedge of the net investments in certain subsidiaries and better match the cash flows of operations to debt service requirements. Management estimates the foreign currency impact from these financial instruments at the end of 2010 would have been approximately a $62 million pre-tax loss based on a hypothetical 10% adverse movement in all net derivative currency positions; this effect would occur from depreciation of the foreign currencies relative to the U.S. dollar. The Company follows risk management policies in executing derivative financial instrument transactions, and does not use such instruments for speculative purposes. The Company does not hedge the translation of its non-U.S. dollar earnings in foreign subsidiaries.
As mentioned above, the Company routinely has cross-border trade and affiliate flows that cause a “transactional” impact on earnings from foreign exchange rate movements. The Company is also exposed to currency fluctuation volatility from the translation of foreign earnings into U.S. dollars, as previously discussed. It is more difficult to quantify the transactional effects from currency fluctuations than the translational effects. Aside from the use of derivative instruments which may be used to mitigate some of the exposure, transactional effects can potentially be influenced by actions the Company may take; for example, if an exposure occurs from a European entity sourcing product from a U.S. supplier it may be possible to change to a European supplier. Management estimates the combined translational and transactional impact of a 10% overall movement in exchange rates is approximately $81 million, or $0.47 per diluted share. With respect to transactional foreign currency market risk, the Company sources significant products from China and other Asian low cost countries for resale in other regions. To the extent the Chinese RMB or these other currencies appreciate with respect to the U.S. dollar, the Company may experience cost increases on such purchases which could adversely impact profitability. In the event significant RMB or other currency appreciation occurs, the Company would initiate customer pricing or other actions in an effort to mitigate the related cost increases, but it is possible such actions would not fully offset the potential unfavorable impact. Based on current exchange rates, management does not anticipate that foreign exchange will have a significant impact on 2011 results. Additionally, management has allowed for an approximately 3% appreciation of the RMB relative to the U.S. dollar in providing 2011 earnings guidance as discussed in the 2011 Outlook section of this MD&A.

The Company’s exposure to interest rate risk results from its outstanding debt obligations, short-term investments, and derivative financial instruments employed in the management of its debt portfolio. The debt portfolio including both trade and affiliate debt, is managed to achieve capital structure targets and reduce the overall cost of borrowing by using a combination of fixed and floating rate debt as well as interest rate swaps, and cross-currency swaps.
The Company’s primary exposure to interest rate risk comes from its floating rate debt in the U.S. and Europe and is fairly represented by changes in LIBOR and EURIBOR rates. At January 1, 2011, the impact of a hypothetical 10% increase in the interest rates associated with the Company’s floating rate derivative and debt instruments would have an immaterial effect on the Company’s financial position and results of operations.
The Company has exposure to commodity prices in many businesses, particularly brass, nickel, resin, aluminum, copper, zinc, steel, and energy used in the production of finished goods. Generally, commodity price exposures are not hedged with derivative financial instruments, but instead are actively managed through customer product and service pricing actions, procurement-driven cost reduction initiatives and other productivity improvement projects. The Company experienced inflation (primarily commodity and freight) of approximately $70 million and $140 million in 2010 and 2008, respectively, while it experienced mild deflation in 2009. Cumulatively, during 2008 — 2010 the Company recovered more than two thirds of inflation through customer pricing. However, price erosion occurred in 2010 and the net unfavorable price / inflation impact for 2010 was over $120 million. Management estimates inflation in 2011 will adversely impact profits by 100 basis points, inclusive of approximately 3% Chinese RMB currency appreciation effect. Commodity and sourced product costs may increase in the future, and in that event there would be an unfavorable impact on earnings to the extent not recovered through customer pricing and other cost reduction actions.
Fluctuations in the fair value of the Company’s common stock affect domestic retirement plan expense as discussed in the ESOP section of MD&A. Additionally, the Company has $23 million of liabilities as of January 1, 2011 pertaining to unfunded defined contribution plans for certain U.S. employees for which there is mark-to-market exposure.
The assets held by the Company’s defined benefit plans are exposed to fluctuations in the market value of securities, primarily global stocks and fixed-income securities. The funding obligations for these plans would increase in the event of adverse changes in the plan asset values, although such funding would occur over a period of many years. In 2010 and 2009, there were $138 million and $48 million in investment returns on pension plan assets, respectively, compared with a $71 million loss on plan assets in 2008 due to volatile financial markets. The Company expects funding obligations on its defined benefit plans to be approximately $140 million in 2011. The Company employs diversified asset allocations to help mitigate this risk. Management has worked to minimize this exposure by freezing and terminating defined benefit plans where appropriate.
The Company has access to financial resources and borrowing capabilities around the world. There are no instruments within the debt structure that would accelerate payment requirements due to a change in credit rating.
The Company’s existing credit facilities and sources of liquidity, including operating cash flows, are considered more than adequate to conduct business as normal. Accordingly, based on present conditions and past history, management believes it is unlikely that operations will be materially affected by any potential deterioration of the general credit markets that may occur. The Company believes that its strong financial position, operating cash flows, committed long-term credit facilities and borrowing capacity, and ready access to equity markets provide the financial flexibility necessary to continue its record of annual dividend payments, to invest in the routine needs of its businesses, to make strategic acquisitions and to fund other initiatives encompassed by its growth strategy and maintain its strong investment grade credit ratings.
OTHER MATTERS
Employee Stock Ownership Plan As detailed in Note L, Employee Benefit Plans, of the Notes to the Consolidated Financial Statements, the Company has an Employee Stock Ownership Plan (“ESOP”) under which the ongoing U.S. Cornerstone and 401(K) defined contribution plans are funded. Overall ESOP expense is affected by the market value of the Company’s stock on the monthly dates when shares are released, among other factors. Net ESOP activity amounted to expense of $3 million in 2010, and $8 million of income and $11 million of expense in 2009 and 2008, respectively. The ESOP income in 2009 stems from the suspension of the Cornerstone benefits and the reduction of the 401(K) match, as a percentage of employee contributions, as part of cost saving actions. The Company reinstated these benefits for 2010 and as a result, there was an increase in expense in 2010 more aligned with 2008 and prior years. ESOP expense could increase in the future if the market value of the Company’s common stock declines.

CUSTOMER-RELATED RISKS — The Company has significant customers, particularly home centers and major retailers, though individually there are none that exceed 10% of consolidated sales. The loss or material reduction of business from any such significant customer could have a material adverse impact on the Company’s results of operations and cash flows, until either such customers were replaced or the Company made the necessary adjustments to compensate for the loss of business.
There are no individually material credit exposures from particular customers. While the Company has strong credit policies and disciplined management of receivables, due to weak economic conditions or other factors it is reasonably possible that certain customers’ creditworthiness may decline and losses from receivable write-offs may increase.
NEW ACCOUNTING STANDARDS — Refer to Note A, Significant Accounting Policies, of the Notes to the Consolidated Financial Statements for a discussion of new accounting pronouncements and the potential impact to the Company’s consolidated results of operations and financial position.
CRITICAL ACCOUNTING ESTIMATES — Preparation of the Company’s Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Significant accounting policies used in the preparation of the Consolidated Financial Statements are described in Note A, Significant Accounting Policies. Management believes the most complex and sensitive judgments, because of their significance to the Consolidated Financial Statements, result primarily from the need to make estimates about the effects of matters with inherent uncertainty. The most significant areas involving management estimates are described below. Actual results in these areas could differ from management’s estimates.
ALLOWANCE FOR DOUBTFUL ACCOUNTS — The Company’s estimate for its allowance for doubtful accounts related to trade receivables is based on two methods. The amounts calculated from each of these methods are combined to determine the total amount reserved. First, a specific reserve is established for individual accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, management uses its judgment, based on the surrounding facts and circumstances, to record a specific reserve for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received. Second, a reserve is determined for all customers based on a range of percentages applied to receivable aging categories. These percentages are based on historical collection and write-off experience.
If circumstances change, for example, due to the occurrence of higher than expected defaults or a significant adverse change in a major customer’s ability to meet its financial obligation to the Company, estimates of the recoverability of receivable amounts due could be reduced.
INVENTORIES — LOWER OF COST OR MARKET, SLOW MOVING AND OBSOLETE — Inventories in the U.S. are predominantly valued at the lower of LIFO cost or market, while non-U.S. inventories are valued at the lower of FIFO cost or market. The calculation of LIFO reserves, and therefore the net inventory valuation, is affected by inflation and deflation in inventory components. The Company ensures all inventory is valued at the lower of cost or market, and continually reviews the carrying value of discontinued product lines and stock-keeping-units (“SKUs”) to determine that these items are properly valued. The Company also continually evaluates the composition of its inventory and identifies obsolete and/or slow-moving inventories. Inventory items identified as obsolete and/or slow-moving are evaluated to determine if write-downs are required. The Company assesses the ability to dispose of these inventories at a price greater than cost. If it is determined that cost is less than market value, cost is used for inventory valuation. If market value is less than cost, the Company writes down the related inventory to that value. If a write down to the current market value is necessary, the market value cannot be greater than the net realizable value, or ceiling (defined as selling price less costs to sell and dispose), and cannot be lower than the net realizable value less a normal profit margin, also called the floor. If the Company is not able to achieve its expectations regarding net realizable value of inventory at its current value, further write-downs would be recorded.
PROPERTY, PLANT AND EQUIPMENT — The Company generally values Property, Plant and Equipment (“PP&E”) at historical cost less accumulated depreciation. Impairment losses are recorded when indicators of impairment, such as plant closures, are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. The impairment loss is quantified by comparing the carrying amount of the assets to the weighted average discounted cash flows, which consider various possible outcomes for the disposition of the assets (i.e. sale, leasing, etc.). Primarily as a result of plant rationalization, certain facilities and equipment are not currently used in operations. The Company recorded $24 million in asset impairment losses in 2010 primarily as a result of restructuring initiatives, and such losses may occur in the future.

GOODWILL AND INTANGIBLE ASSETS — The Company acquires businesses in purchase transactions that result in the recognition of goodwill and other intangible assets. The determination of the value of intangible assets requires management to make estimates and assumptions. In accordance with Accounting Standards Codification (“ASC”) 350-20 “Goodwill” acquired goodwill and indefinite-lived intangible assets are not amortized but are subject to impairment testing at least annually and when an event occurs or circumstances change that indicate it is more likely than not an impairment exists. Other intangible assets are amortized and are tested for impairment when appropriate. The Company completed the Merger and acquisitions in 2010 and 2009 valued at $5.2 billion and $24 million, respectively. The assets and liabilities of acquired businesses are recorded at fair value at the date of acquisition. Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. The Company reported $5.942 billion of goodwill and $1.652 billion of indefinite-lived trade names at January 1, 2011.
In accordance with ASC 350-20, management tests goodwill for impairment at the reporting unit level. A reporting unit is an operating segment as defined in ASC 280, “Segment Reporting,” or one level below an operating segment (component level) as determined by the availability of discrete financial information that is regularly reviewed by operating segment management or an aggregate of component levels of a reportable operating segment having similar economic characteristics. As a result of organization structure simplification effective in the beginning of fiscal 2010, the Company modified the number of reporting units from seven (pre-merger) to six. If the carrying value of a reporting unit (including the value of goodwill) is greater than its fair value, an impairment may exist. An impairment charge would be recorded to the extent that the recorded value of goodwill exceeded the implied fair value.
The Company assesses the fair value of its reporting units based on a discounted cash flow valuation model. The key assumptions used are discount rates and perpetual growth rates applied to cash flow projections. Also inherent in the discounted cash flow valuation are near-term revenue growth rates over the next five years. These assumptions contemplate business, market and overall economic conditions. The fair value of indefinite-lived trade names is also assessed using a discounted cash flow valuation model. The key assumptions used include discount rates, royalty rates, and perpetual growth rates applied to the projected sales.
As required by the Company’s policy, goodwill and indefinite-lived trade names were tested for impairment in the third quarter of 2010. Based on this testing, the Company determined that the fair value of its reporting units and indefinite-lived trade names exceeded their carrying values. The discount rate used in testing goodwill for impairment in the third quarter of 2010 was 9.5% for all reporting units. The near-term revenue growth rates and the perpetual growth rates, which varied for each reporting unit, ranged from -4% to 8%, and 2% to 4%, respectively. In 2010 as compared with 2009, in consideration of market conditions, the discount rate assumption decreased 100 basis points, and perpetual growth rates decreased 100 basis points in some reporting units, which had the effect of reducing the estimated fair values. Management performed sensitivity analyses on the fair values resulting from the discounted cash flows valuation utilizing more conservative assumptions that reflect reasonably likely future changes in the discount rate, perpetual and near-term revenue growth rates in all reporting units. The discount rate was decreased by 100 basis points with no impairment indicated. The perpetual growth rates were decreased by 100 basis points with no impairment indicated. The near-term revenue growth rates were reduced by 150 basis points with no impairment indicated. Based upon the Company’s 2010 annual impairment testing analysis, including the consideration of reasonably likely adverse changes in assumptions described above, management believes it is not reasonably likely that an impairment will occur in any of the reporting units over the next twelve months.
In the event that the Company’s operating results in the future do not meet current expectations, management, based upon conditions at the time, would consider taking restructuring or other actions as necessary to maximize profitability. Accordingly, the above sensitivity analysis, while a useful tool, should not be used as a sole predictor of impairment. A thorough analysis of all the facts and circumstances existing at that time would need to be performed to determine if recording an impairment loss was appropriate.
DEFINED BENEFIT OBLIGATIONS — The valuation of pension and other postretirement benefits costs and obligations is dependent on various assumptions. These assumptions, which are updated annually, include discount rates, expected return on plan assets, future salary increase rates, and health care cost trend rates. The Company considers current market conditions, including interest rates, to establish these assumptions. Discount rates are developed considering the yields available on high-quality fixed income investments with maturities corresponding to the duration of the related benefit obligations. The Company’s weighted-average discount rate for both the United States and international pension plans was 5.25% and 5.75% at January 1, 2011 and January 3, 2010, respectively. As discussed further in Note L, Employee Benefit Plans, of the Notes to Consolidated Financial Statements, the Company develops the expected return on plan assets considering various factors, which include its targeted asset allocation percentages, historic returns, and expected future returns. For 2010 net periodic benefit cost the Company’s long-term rate of return assumption was 7.5% and 6.75% for United States and international plans, respectively. The Company will use a 7% expected rate of return assumption for 2011 net periodic benefit cost reflecting a relatively higher proportion of fixed income plan assets.

The Company believes that the assumptions used are appropriate; however, differences in actual experience or changes in the assumptions may materially affect the Company’s financial position or results of operations. To the extent that actual (newly measured) results differ from the actuarial assumptions, the difference is recognized in accumulated other comprehensive income, and, if in excess of a specified corridor, amortized over future periods. The expected return on plan assets is determined using the expected rate of return and the fair value of plan assets. Accordingly, market fluctuations in the fair value of plan assets can affect the net periodic benefit cost in the following year. The projected benefit obligation for defined benefit plans exceeded the fair value of plan assets by $713 million at January 1, 2011. The Merger resulted in a significant increase in defined benefit plan obligations and related expense. The primary Black & Decker U.S pension and post employment benefit plans were curtailed in late 2010, as well as the only material Black & Decker international plan, and the Company implemented defined contribution benefit plans. As of January 1, 2011, 83% of the projected benefit obligation pertains to plans that have been frozen; the remaining defined benefit plans that are not frozen are predominantly small domestic union plans and those that are statutorily mandated in certain international jurisdictions. The Company recognized $39 million of defined benefit plan expense in 2010, inclusive of $20 million in net curtailment/settlement gains; management expects the expense for these plans will decrease by approximately $10 million in 2011.
ENVIRONMENTAL — The Company incurs costs related to environmental issues as a result of various laws and regulations governing current operations as well as the remediation of previously contaminated sites. Future laws and regulations are expected to be increasingly stringent and will likely increase the Company’s expenditures related to routine environmental matters.
The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The amount of liability recorded is based on an evaluation of currently available facts with respect to each individual site and includes such factors as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. The liabilities recorded do not take into account any claims for recoveries from insurance or third parties. As assessments and remediation progress at individual sites, the amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available.
As of January 1, 2011, the Company had reserves of $173 million for remediation activities associated with Company-owned properties as well as for Superfund sites, for losses that are probable and estimable. The Merger resulted in a significant increase in environmental reserves and related expense. The range of environmental remediation costs that is reasonably possible is $157 million to $349 million which is subject to change in the near term. The Company may be liable for environmental remediation of sites it no longer owns. Liabilities have been recorded on those sites in accordance with this policy.
INCOME TAXES — Income taxes are accounted for in accordance with ASC 740, Accounting for Income Taxes, which requires that deferred tax assets and liabilities be recognized, using enacted tax rates, for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets, including net operating losses, are reduced by a valuation allowance if it is “more likely than not” that some portion or all of the deferred tax assets will not be realized.
In assessing the need for a valuation allowance, the Company estimates future taxable income, considering the feasibility of ongoing tax planning strategies, the realizability of tax loss carry-forwards and the future reversal of existing temporary differences. Valuation allowances related to deferred tax assets can be impacted by changes to tax laws, changes to statutory tax rates and future taxable income levels. In the event the Company were to determine that it would not be able to realize all or a portion of its deferred tax assets in the future, the unrealizable amount would be charged to earnings in the period in which that determination is made. By contrast, if the Company were to determine that it would be able to realize deferred tax assets in the future in excess of the net carrying amounts, it would decrease the recorded valuation allowance through a favorable adjustment to earnings in the period in which that determination is made.
The company is subject to tax in a number of locations, including many state and foreign jurisdictions. Significant judgment is required when calculating our worldwide provision for income taxes. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. It is reasonably possible that the amount of the unrecognized benefit with respect to certain of our unrecognized tax positions will significantly increase or decrease within the next 12 months. These changes may be the result of settlement of ongoing audits or final decisions in transfer pricing matters. The Company periodically assesses its liabilities and contingencies for all tax years still under audit based on the most current available information, which involves inherent uncertainty. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. The Company recognizes interest and penalties associated with uncertain tax positions as a component of income taxes in the Consolidated Statement of Operations. See Note Q, Income Taxes, of the Notes to the Consolidated Financial Statements for further discussion.
RISK INSURANCE — To manage its insurance costs efficiently, the Company self insures for certain U.S. business exposures and generally has low deductible plans internationally. For domestic workers’ compensation, automobile and product liability (liability for alleged injuries associated with the Company’s products), the Company generally purchases outside insurance coverage only for severe losses (“stop loss” insurance) and these lines of insurance involve the most significant accounting estimates. While different stop loss deductibles exist for each of these lines of insurance, the maximum stop loss deductible is set at no more than $5 million per occurrence and $49 million in the aggregate per annum. The process of establishing risk insurance reserves includes consideration of actuarial valuations that reflect the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims discounted to present value. The cash outflows related to risk insurance claims are expected to occur over a maximum of 13 years. The Company believes the liabilities recorded for these U.S. risk insurance reserves, totaling $106 million and $42 million as of January 1, 2011 and January 2, 2010, respectively, are adequate. The Merger resulted in a significant increase in U.S. risk insurance reserves and related expense. Due to judgments inherent in the reserve estimation process it is possible the ultimate costs will differ from this estimate.
WARRANTY — The Company provides product and service warranties which vary across its businesses. The types of warranties offered generally range from one year to limited lifetime, while certain products carry no warranty. Further, the Company sometimes incurs discretionary costs to service its products in connection with product performance issues. Historical warranty and service claim experience forms the basis for warranty obligations recognized. Adjustments are recorded to the warranty liability as new information becomes available. The Company believes the $120 million and $67 million reserves for expected warranty claims as of January 1, 2011 and January 2, 2010, respectively, is adequate, but due to judgments inherent in the reserve estimation process, including forecasting future product reliability levels and costs of repair as well as the estimated age of certain products submitted for claims, the ultimate claim costs may differ from the recorded warranty liability. The Merger resulted in a significant increase in warranty reserves and related expense. The Company also establishes a reserve for product recalls on a product-specific basis during the period in which the circumstances giving rise to the recall become known and estimable for both company initiated actions and those required by regulatory bodies.
OFF-BALANCE SHEET ARRANGEMENT
SYNTHETIC LEASES — The Company is a party to synthetic leasing programs for one of its major distribution centers and certain U.S. personal property, predominately vehicles and equipment. The programs qualify as operating leases for accounting purposes, such that only the monthly rent expense is recorded in the Statement of Operations and the liability and value of the underlying assets are off-balance sheet.
These lease programs are utilized primarily to reduce overall cost and to retain flexibility. The cash outflows for lease payments approximate the $9 million of rent expense recognized in fiscal 2010. As of January 1, 2011, the estimated fair value of assets and remaining obligations for these properties were $41 million and $35 million, respectively.

CAUTIONARY STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995
Certain statements contained in this Annual Report on Form 10-K that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve $425 million or more in cost synergies by the end of 2012 in connection with the integration of Black & Decker: $165 million in 2011 and $125 million in 2012; (ii) achieve $300 million to $400 million in revenue synergies by 2013 resulting from the Merger, which implies a benefit of $0.35 to $0.50 of earnings per diluted share; (iii) utilize merger related cost synergies to fuel future growth and facilitate global cost leadership; (iv) add an incremental 50 basis points to 2011 revenues (approximately $50 million) as a result of Merger related revenue synergies and achieve a modest earnings impact, with remaining revenue synergies to be achieved in 2012 and 2013; (v) reduce the proportion of sales to U.S. home centers and mass merchant customers; (vi) meet its long term financial objectives including: 4-6% organic revenue growth; 10-12% total revenue growth; mid-teens EPS growth; free cash flow greater than equal to net income; ROCE between 12-15%; continued dividend growth; and a strong investment grade credit rating; (vii) meet its long term capital allocation objectives pertaining to free cash flow including, targeting a strong investment grade credit rating, investing approximately 2/3 in acquisitions and growth and returning approximately 1/3 to shareowners; (viii) further leverage SFS to generate ongoing improvements in working capital turns, cycle times, complexity reduction and customer service levels; and (ix) generate full year 2011 EPS in the range of $4.29 to $4.54 per diluted share, and excluding the effects of merger and acquisition related charges, in the range of $4.75 to $5.00 per diluted share (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.
These forward looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of risks, uncertainties and important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors hereto and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, the Company’s other filings with the Securities and Exchange Commission, and those set forth below.
The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to effectively execute its integration plans to identify and estimate key synergy drivers; achieve the cost and revenue synergies, capitalize on growth opportunities and achieve the anticipated results of the Merger; (ii) the Company’s success in driving brand expansion, achieving increased access to global markets through established distribution channels and cross selling opportunities; (iii) the ability of the Company to generate organic net sales increase of 5-6%, from a combined Company pro-forma level of $9.3 billion; (iv) the Company’s ability to achieve revenue synergy increase of 50 bps to 2011 revenues with modest EPS impact; (v) the Company achieving operating margin rate expansion of approximately 150 bps versus 2010; (vi) achieving a tax rate of approximately 25% — 26%; (vii) non-merger and acquisition related restructuring, impairment and related charges remaining relatively flat to those in 2010; (viii) the Company’s success at limiting the cost to achieve cost synergies to $200 million over the next two years; (ix) the Company’s ability to limit costs associated with severance and facilities closures to $90 million in 2011; (x) one-time costs to be recorded in SG&A and “other-net” being $15 million for certain compensation charges, advisory and consulting fees; (xi) almost no impact from price and inflation based on no significant increase in commodity levels; (xii) successful identification, consummation and of acquisitions, as well as integration of existing businesses, that enhance the Company’s growth and long term objectives; (xiii) the continued acceptance of technologies used in the Company’s products and services; (xiv) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools distributor relationships; (xv) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xvi) the proceeds realized with respect to any business or product line disposals; (xvii) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued as well as the Company’s ability to test and analyze the possibility of asset impairment; (xviii) the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xix) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xx) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xxi) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xxii) the Company’s ability to obtain favorable settlement of routine tax audits; (xxiii) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxiv) the continued ability of the Company to access credit and equity markets under satisfactory terms; and (xxv) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation, including environmental claims and expenses; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; (vii) the Company’s investment of revenues in infrastructure improvements; (viii) the commitment to and success of the Stanley Fulfillment System.
The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of the current recession in the US economy and fluctuations in the securities markets.
Unless required by applicable federal securities laws, the Company undertakes no obligation to publicly update or revise any forward looking statements to reflect events or circumstances that may arise after the date hereof. Investors are advised, however, to consult any further disclosures made on related subjects in the Company’s reports filed with the Securities and Exchange Commission.
In addition to the foregoing, some of the agreements included as exhibits to this Annual Report on Form 10-K (whether incorporated by reference to earlier filings or otherwise) may contain representations and warranties, recitals or other statements that appear to be statements of fact. These agreements are included solely to provide investors with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. Representations and warranties, recitals, and other common disclosure provisions have been included in the agreements solely for the benefit of the other parties to the applicable agreements and often are used as a means of allocating risk among the parties.
Accordingly, such statements (i) should not be treated as categorical statements of fact; (ii) may be qualified by disclosures that were made to the other parties in connection with the negotiation of the applicable agreements, which disclosures are not necessarily reflected in the agreement or included as exhibits hereto; (iii) may apply standards of materiality in a way that is different from what may be viewed as material by or to investors in or lenders to the Company; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, representations and warranties, recitals or other disclosures contained in agreements may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied on by any person other than the parties thereto in accordance with their terms. Additional information about the Company may be found in this Annual Report on Form 10-K and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.